Larimar Therapeutics Appoints Dr. Rusty Clayton as Chief Medical Officer

BALA CYNWYD, Pa., July 17, 2023 (GLOBE NEWSWIRE) -- Larimar Therapeutics, Inc. (“Larimar”) (Nasdaq: LRMR), a clinical-stage biotechnology company focused on developing treatments for complex rare diseases, today announced the appointment of Russell “Rusty” Clayton, DO, as Chief Medical Officer (“CMO”), effective today. Dr. Clayton succeeds former CMO Nancy M. Ruiz, MD, who is retiring and will provide consulting support to the Company as needed.

“We are delighted to welcome Dr. Clayton in his new role as CMO as we further expand our clinical development of CTI-1601. Rusty has been one of our closest advisors for the last 5 years, has attended every meeting between Larimar and the FDA, including the most recent meeting, and served as Chair of our Scientific Advisory Board. His demonstrated leadership in the rare disease space, extensive expertise overseeing clinical trial design and execution of pivotal trials, coupled with his experience building out key opinion networks and supporting marketing authorizations and product launches provides a strong addition to our executive leadership. Together with our Chief Development Officer Dr. Gopi Shankar and the rest of the Larimar team, we are positioned for success as we work to change the treatment paradigm for patients with Friedreich’s ataxia,” said Carole Ben-Maimon, MD, President, and Chief Executive Officer of Larimar. “I also want to thank Dr. Ruiz for her many contributions to Larimar. Nancy has been an instrumental leader and valued partner and we wish her the best in her retirement.”

Dr. Clayton added, “I am thrilled to formally join Larimar full time as their CMO. I believe that CTI-1601 has the potential to be the first disease-modifying treatment for children and adults with Friedreich’s ataxia by increasing frataxin levels and targeting the root cause of the disease is a much-needed development for the FA community. I am very excited to devote my full effort and attention towards the continued development of CTI-1601 and look forward to continuing to work closely with the Larimar team as we work to further advance our U.S. trials and expand our clinical program globally.”

Dr. Clayton brings nearly 20 years of executive experience to Larimar’s management team. Most recently, he served as the Principal at Aeremedea, LLC, where he worked with Larimar and several other companies as an advisor, contractor, and interim CMO to support the development and commercialization of therapies targeting rare diseases across several therapeutic areas. Prior to becoming a consultant, Dr. Clayton was CMO of Alcresta Therapeutics, where he oversaw the design and execution of clinical studies in an orphan population that led to the regulatory approval of the company’s first marketed product and developed a medical affairs capability to support the commercial launch and reimbursement of the new product. Earlier in his career, Dr. Clayton was the Senior Vice President of Research and Development at Discovery Laboratories, where he led the scientific, medical, and regulatory efforts leading to the marketing authorization and commercial launch of Discovery’s first product targeting an orphan disease, and served in roles of increasing responsibility at Merck and Co., Inc. Dr. Clayton is a board-certified pediatric pulmonologist and practiced at St. Christopher’s Hospital for Children and the Children’s Hospital of Philadelphia prior to beginning his career in the pharmaceutical, biologics, and medical device industry. Dr. Clayton received his DO from the Philadelphia College of Osteopathic Medicine.

Inducement Grant Under Nasdaq Listing Rule 5635(c)(4)

In connection with Dr. Clayton’s appointment, the Compensation Committee of the Board of Directors of the Company approved an inducement award, in accordance with Nasdaq Listing Rule 5635(c)(4), to Dr. Clayton, to be granted on July 17, 2023, consisting of a non-qualified stock option (“Option”) to purchase 180,000 shares of the Company’s common stock at an exercise price equal to the closing price per share of the Company’s common stock as reported on the Nasdaq Global Market on the date of grant. The Option was granted as an inducement material to his acceptance of employment as Chief Medical Officer of the Company. The Option will vest over a four-year period, with 25% of such Option vesting on the first anniversary of the date of grant, and the remaining 75% of the Option vesting in equal monthly installments over 36 months. The Option is subject to Dr. Clayton’s continued service with the Company through the applicable vesting dates and was granted outside the terms of the Company’s 2020 Equity Incentive Plan.

About Larimar Therapeutics

Larimar Therapeutics, Inc. (Nasdaq: LRMR), is a clinical-stage biotechnology company focused on developing treatments for complex rare diseases. Larimar’s lead compound, CTI-1601, is being developed as a potential treatment for Friedreich's ataxia. Larimar also plans to use its intracellular delivery platform to design other fusion proteins to target additional rare diseases characterized by deficiencies in intracellular bioactive compounds. For more information, please visit: https://larimartx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable securities laws, including the Private Securities Litigation Reform Act of 1995, as amended. These statements may be identified by the words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements include, without limitation, statements regarding the expected benefits of Dr. Clayton’s employment, as well as regarding Larimar’s expectations about the development and commercial potential of CTI-1601. These statements involve risks, uncertainties and other factors that may cause actual results, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the risks described in the filings made by Larimar with the Securities and Exchange Commission (SEC), including but not limited to Larimar’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the SEC and available at www.sec.gov. The forward-looking statements in this press release represent Larimar’s management’s views only as of the date hereof. Larimar undertakes no obligation to update any forward-looking statements for any reason, except as required by law.

Investor Contact:
Joyce Allaire
LifeSci Advisors
jallaire@lifesciadvisors.com
(212) 915-2569

Company Contact:
Michael Celano
Chief Financial Officer
mcelano@larimartx.com
(484) 414-2715